UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2013

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855)423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On January 21, 2013, Ms. Robbee Minicola was appointed to the Board of Directors of Augme Technologies, Inc. (the "Company").

Ms. Minicola has no family relationship with any of the officers or directors of Augme and, other than the compensation disclosed below, has not had any transactions with the Company during the past fiscal year through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.  There is no arrangement or understanding between Ms. Minicola and any third party pursuant to which she was selected as a director.

In conjunction with her appointment to the Board of Directors, the Company also granted Ms. Minicola the following:

(a)           a warrant for the purchase of 300,000 shares of the Company's common stock at an exercise price of $0.53 per share.  The right to purchase the common stock will vest 1/36th per month, provided, however, that the right to purchase the common stock will be accelerated in the event of a Control Change, as defined in the warrant.  The term of the warrant is 5 years.  The warrant includes a cashless exercise provision; and

(b)           the following compensation in the event that a Transaction, as defined below, closes while Ms. Minicola is a member of the Board or during the six-month period following her termination as a member of the Board:  a flat fee equal to 1% of the Aggregate Consideration of the net receivable by the Company or the Company's shareholders exclusive of any associated costs or related expenses in connection with a Transaction (the “Transaction Fee”) over and above $75,000,000.  For purposes of the previous sentence, (A) "Transaction" means any transaction or related series or combination of transactions whereby, directly or indirectly, control of the Company or all or substantially all of the Company's business or assets is acquired in a sale or exchange of stock, merger, consolidation or other business combination, sale or exclusive license of assets or similar transaction(s); and (B) "Aggregate Consideration" means (i) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in any Transaction, including any amounts committed by any party to a Transaction to be paid to the Company after any closing date (provided that the Transaction Fee shall not be payable unless and until such time as such committed, conditioned or contingent consideration is actually received by the Company) plus (ii) options, warrants or other securities conferring the option to invest additional capital by any party to a Transaction (provided that the Transaction Fee shall not be payable unless and until such time as such options, warrants or other securities result in consideration actually being received by the Company), plus (iii) without duplication, the total amount of indebtedness assumed by, repaid, refinanced or otherwise transferred (or any commitment to do so) in connection with a Transaction.

Ms. Minicola is also entitled to reimbursement for reasonable out of pocket expenses related to her service as a member of the Board, subject to the terms and conditions of the Company’s expense reimbursement policies.

Ms. Minicola has not been appointed to a committee, although she may be so appointed in the future.

Item 7.01  Regulation FD Disclosure

On January 23, 2013, the Company issued a press release relating to the appointment of Ms. Minicola to the Board of Directors.  A copy of the press release is attached to this Current Report on Form 8-K as exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

No.                      Description

10.1                      Letter to Robbee Minicola

10.2                      Form of warrant agreement issued to Robbee Minicola

99.1                      Press Release issued by Augme Technologies, Inc. dated January 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: January 24, 2013	By:	/s/ Robert Hussey
Robert Hussey Chief Executive Officer

EXHIBIT INDEX

No.                      Description

10.1                      Letter to Robbee Minicola

10.2                      Form of warrant agreement issued to Robbee Minicola

99.1                      Press Release issued by Augme Technologies, Inc. dated January 23, 2013